Exhibit 99.1

INVESTORS FINANCIAL SERVICES CORP. RAISES EARNINGS GUIDANCE FOR 2004
FULLY DILUTED EPS; EXPECTS EARNINGS OF $2.07 TO $2.09 PER SHARE

Contact:	John N. Spinney, Jr.
(617) 937-3500
john.spinney@ibtco.com

BOSTON, MA, December 16, 2004 - Investors Financial Services Corp. (Nasdaq: IFIN) announced today that it has raised its earnings guidance for fully diluted earnings per share and currently expects $2.07 to $2.09 per share for the year ended December 31, 2004. The Company plans to report its final results for the quarter and year ended December 31, 2004 on or about January 25, 2004.

                Kevin J. Sheehan, Chairman and Chief Executive Officer, commented, “We have witnessed stronger business trends during the fourth quarter of 2004 due to higher asset values and transaction volumes that are driving solid results in our core and ancillary services. In addition, we recently completed the first conversion of our previously announced European outsourcing mandate.  Based upon our favorable operating environment and outlook for future sales, we remain comfortable with our long term guidance of 25% growth in fully diluted earnings per share.”

                Investors Financial Services Corp. provides services for a variety of financial asset managers including mutual fund complexes, investment advisors, banks, and insurance companies.  Through our wholly-owned subsidiary, Investors Bank & Trust Company, we provide core services including global custody, multicurrency accounting, and mutual fund administration, as well as ancillary services including securities lending, foreign exchange, and cash management.  Offices are located in the United States, Canada, Cayman Islands, and Ireland.  Visit Investors Financial on the web at http://www.ibtco.com.

                This news release contains forward-looking statements (statements that are not historical facts). These statements, such as the Company’s statements regarding its current and long term earnings guidance are based upon assumptions and estimates that might not be realized and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements.  Such risks and uncertainties include the performance of global financial markets, changes in interest rates, changes in the relationship between long-term and short-term interest rates, regulatory actions affecting the Company’s clients, the Company’s ability to manage the conversion of new business, and the Company’s ability to continue to manage its costs. Additional factors that could also affect actual results are set forth under the heading “Certain Factors That May Affect Future Results” in the Company’s Form 10-Q for the quarter ended September 30, 2004 and in the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2003.